Exhibit 99.1

November 19, 2014

To the Shareholders of Point Capital Inc.:

2014 has been a year of progress for Point Capital. Our management team is pleased to share with you some of the advances since our last shareholder letter dated December 20, 2013. The biggest keys to our success are identifying and evaluating investment opportunities in emerging growth companies that we believe will enable Point Capital to achieve significant returns on deployed capital. Additionally, we offer our business and capital markets expertise to our portfolio companies to help each company reach its business objectives. It is important for us to make the right investment decisions as well as to surround ourselves with seasoned business professionals who can bring valuable insight to our decision making process and provide a strong knowledge base to help our portfolio companies grow. We believe we have made significant strides in both these areas in 2014 to help us build a solid foundation for future growth.

We would first like to discuss our progress on the investment front. We have made a total of thirteen new investments thus far in 2014, in both public and private emerging growth companies in a range of business categories. We believe this provides us with a level of diversification across the risk spectrum while we seek aggressive returns. We are very excited about the prospects of our portfolio of companies as we head into 2015. A brief synopsis of each company and type of investment is included for your review.

On the organizational front, we named two new members to the board of directors at Point Capital, Leonard Schiller and Joel Stone. Mr. Schiller is President and Managing Partner of the Chicago law firm of Schiller Klein PC, where he has served since 1977. Mr. Schiller also has served as the President of The Dearborn Group, a residential property management and real estate company with properties located in the Midwest. He has acted as a principal in numerous private loan transactions and has been responsible for the structure and ongoing management of those transactions. Mr. Schiller has served as a member of the board of directors for several public companies including IMALL, an internet search engine provider, acquired by Excite@Home and AccuMed International, Inc., a manufacturer and marketer of medical diagnostic screening products, acquired by Molecular Diagnostics, Inc. He is currently a member of the board of directors of Milestone Scientific, Inc., a publicly held developer of drug delivery systems. Mr. Schiller also is also a director of Gravitas Cayman Corp. a privately held investment fund.

 Point Capital, Inc.

285 Grand Avenue, 5 Patriot Center, Fl. 2 Englewood, NJ 07631 O: (201)408-5126 F: (201)408.5125

Joel Stone is a successful real estate and venture capital investor. He has served as a principal in the Hostmark Hospitality Group, a leading hospitality management company, and is a co-founder of the Fin Branding Company, a manufacturer of electronic cigarettes. Mr. Stone was formerly a principal with the VanKampen Group where he served as Financial Principal for VanKampen Merritt, Inc. from 1980 to 1982, and president of its holding companies from 1980 until its ultimate sale in 1985. In 1980 he formed VMS Realty Partners, a real estate syndicator and owner/operator entity controlling almost $10 billion of assets, where he served as President and Chief Executive Officer. Beginning in 1990, he managed the scheduled liquidation of VMS Realty’s assets over a 15 year period. Earlier in his career in 1971, Mr. Stone co-founded a certified public accounting firm specializing in tax matters. Mr. Stone earned a Juris Doctor degree from DePaul College of Law in 1970. Mr. Stone has also served as Chairman of the Board for the Jewish Federation of Metropolitan Chicago and as a National Trustee of the Foundation Fighting Blindness.

We are honored to welcome Mr. Schiller and Mr. Stone to our board of directors and look forward to their contribution in helping guide Point Capital toward achieving its future business objectives. We are confident that their wealth of business and legal experience make them well qualified to serve as independent directors.

As we move toward 2015, we are excited about the future prospects of our company. We have deployed capital in a number of emerging growth companies and believe we are well positioned to achieve exceptional future return on our capital. We have strengthened our board to help us with the ongoing management of our portfolio and are in various stages of due diligence in examining future investment opportunities. We have come a long way in 2014, and with capital to deploy, we expect to build on our current momentum for the foreseeable future. We would like to thank each and every one of you for your support as we continue to work diligently to maximize the value of our company in the years to come for the benefit of our stockholders.

Sincerely,

Richard Brand

CEO & Chairman

and

Eric Weisblum
President

 Point Capital, Inc.

285 Grand Avenue, 5 Patriot Center, Fl. 2 Englewood, NJ 07631 O: (201)408-5126 F: (201)408.5125

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Investments in 2014

Be Active Holdings, Inc. (JALA) On February 18, 2014, we completed a $100,000 investment in 3,333,333 shares of Common Stock as well as 3,333,333 Warrants. Be Active Holdings, Inc., an OTC BB listed company, manufactures and sells low fat, low calorie, and natural probiotic frozen yogurt primarily to supermarkets, as well as to convenience and other foods stores. The exercise price of the Warrants is $0.03 per share. We exercised 3,333,333 Warrants on a cashless basis and received 2,729,468 shares of Common Stock.

Ruthigen, Inc. (RTGN) On March 21, 2014, we completed a $150,002 investment in 20,690 shares of Common Stock as well as 20,690 Warrants. Ruthigen, Inc., a Nasdaq listed company, focuses on the discovery, development, and commercialization of pharmaceutical-grade hypochlorous acid based therapeutics to prevent and treat infection in invasive applications. The exercise price of the Warrants is $7.25 per share.

Arista Power, Inc. (ASPW) On March 31, 2014, we completed a $100,000 investment in 9% Convertible Preferred Stock as well as 750,000 Warrants. Arista Power, Inc., an OTC BB listed company, develops and manufactures renewable power equipment. The company produces wind turbines, solar energy systems, and custom-designed power management systems. The Preferred Stock is convertible into shares of Common Stock at our discretion at a conversion price equal to $0.20. The exercise price of the Warrants is $0.25 per share.

Cesca Therapeutics, Inc. (KOOL) On June 13, 2014, we completed an $82,501 investment in 55,000 shares of Common Stock as well as 16,500 Warrants. Cesca Therapeutics, Inc., a Nasdaq listed company, operates as a supplier of products targeting the worldwide adult stem cell market. The company offers automated and semi-automated devices and single-use processing disposables that enable the collection, processing and cryopreservation of stem cells and other cellular tissues from cord blood and bone marrow used in regenerative medicine. The exercise price of the Warrants is $1.55 per share.

Musclepharm Corp. (MSLP) On June 19, 2014, we completed a $90,000 investment in 10,000 shares of Common Stock. Musclepharm Corp., an OTC BB listed company, markets sports nutrition products. The company's products include amino acids, herbs and proteins and are intended to enhance workouts, repair muscles, and nourish the body. The company markets its products through specialty retailers throughout the world. The sector received recent validation with Muscle Milk being acquired for $450 million by a large consumer package goods company.

Pishposh, Inc. On June 30, 2014, we made an investment of $150,000 in Convertible Preferred Stock. The effective date of the investment is July 2, 2014. Pishposh, Inc. is a private company that operates a commerce platform serving parents and grandparents of newborns, infants, and toddlers. $100,000 of the Convertible Preferred Stock is convertible at $1.00 and $50,000 is convertible at $0.2666. Pishposh expects a public offering in the near future.

 Point Capital, Inc.

285 Grand Avenue, 5 Patriot Center, Fl. 2 Englewood, NJ 07631 O: (201)408-5126 F: (201)408.5125

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 Bacterin International Holdings, Inc. (BONE) On August 1, 2014, we completed a $131,248 investment in 23,026 shares of Common Stock as well as 11,513 Warrants. Bacterin International Holdings, Inc., a NYSE listed company, produces human tissue for orthopedic procedures. The Company produces allografts of human calcellous bone which has been demineralized. Bacterin also produces medical devices for orthopedic, plastic, and cardiovascular surgery; and antimicrobial coatings for medical devices. The exercise price of the Warrants is $7.12 per share.

Dejour Energy, Inc. (DEJ) On August 12, 2014, we completed a $200,000 investment in 800,000 shares of Common Stock as well as 800,000 Warrants. Dejour Energy, Inc., a NYSE listed company. Dejour is an independent oil and natural gas company operating multiple exploration and production projects in North America's Piceance Basin and Peace River Arch regions. The exercise price of the Warrants is $0.35 per share.

NXT-ID, Inc. (NXTD) On September 11, 2014, we completed a $100,000 investment in 36,363 shares of Common Stock as well as 36,363 listed Warrants (NXTDW). NXT-ID, Inc., a NASDAQ listed company, is a development stage technology company that is focused on products, solutions, and services that have a need for biometric secure access control. The exercise price of the Warrants is $3.00 per share.

Great West Resources, Inc. (GWST) On October 10, we completed a $150,000 investment in 100,000 shares of Series D Preferred Stock as well as 200,000 shares of Series C Preferred Stock. Great West Resources, Inc., an OTC BB listed company, focuses their business efforts on the acquisition and exploration of properties that may contain mineral resources, principally silver. The Company's target properties are those that have been the subject of historical exploration or previous production. Each share of Series C Preferred Stock converts into 10 shares of Common Stock. Each share of Series D Preferred Stock converts into 5 shares of Common Stock.

Clutterbug Move Management, Inc. (CTBM) On October 15, 2014, we completed a $795 investment in 25,000 shares of Common Stock. Clutterbug Move Management, Inc., an OTC BB listed company, provides personalized moving assistance and organization support services to the elderly who are seeking a transition to a new location

Vapor Corp. (VPC0) On November 17, 2014, we completed a $100,000 investment in 7% Convertible Notes and Warrants. Vapor, a Nasdaq Capital Markets listed company, designs, markets and distributes electronic cigarettes, vaporizers, e-liquids and accessories.

Optex Systems, Inc. (OPXS) On November 18, 2014, we completed a $100,000 investment in two year 12% Convertible Senior Notes. Optex, an OTC QB listed company, has been in business for 17 years and qualifies for the preference the DoD grants in its small business vendor program. Optex supplies periscopes, sighting systems and other products to defense contractors and militaries. Optex purchased the assets of another company in the industry. Optex plans to acquire a business that sells non-glare coatings for military applications and binoculars commercially.

 Point Capital, Inc.

285 Grand Avenue, 5 Patriot Center, Fl. 2 Englewood, NJ 07631 O: (201)408-5126 F: (201)408.5125

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